                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. ______)(1)

                          Marvell Technology Group Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common stock, par value $0.002 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G 5876H105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ]      Rule 13d-1(b)
              [ ]      Rule 13d-1(c)
              [X]      Rule 13d-1(d)












---------------------

        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 5 pages.

--------------------                                           -----------------
CUSIP No. G 5876H105                  13G                      Page 2 of 5 Pages
--------------------                                           -----------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Pantas Sutardja
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
    NUMBER OF         5. SOLE VOTING POWER
      SHARES             11,772,000
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6. SHARED VOTING POWER
       EACH              0
    REPORTING         ----------------------------------------------------------
      PERSON          7. SOLE DISPOSITIVE POWER
       WITH              11,772,000
                      ----------------------------------------------------------
                      8. SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        11,772,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        10.2%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).      NAME OF ISSUER

                Marvell Technology Group Ltd.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                Marvell Technology Group Ltd.
                Richmond House
                3rd Floor
                Par la Ville Road
                Hamilton HM DX
                Bermuda

ITEM 2(a).      NAME OF PERSON FILING

                Pantas Sutardja

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE

                Marvell Semiconductor, Inc.
                645 Almanor Avenue
                Sunnyvale, CA 94085

ITEM 2(c).      CITIZENSHIP

                United States

ITEM 2(d).      TITLE OF CLASS OF SECURITIES

                Common stock, par value $0.002 per share

ITEM 2(e).      CUSIP NUMBER

                G 5876H105

ITEM 3.         Not Applicable


ITEM 4.         OWNERSHIP

                (a)     Amount Beneficially Owned:  11,772,000

                (b)     Percent of Class:  10.2%

                (c)     Number of shares as to which such person has:

                        (i)     sole power to vote or to direct the vote:
                                11,772,000

                        (ii)    shared power to vote or to direct the vote: 0

                        (iii) sole power to dispose or to direct the disposition of: 11,772,000

                        (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not Applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not Applicable

ITEM 7. IDENTIFICATION AND CLARIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not Applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                Not Applicable

ITEM 10.        CERTIFICATION

                Not Applicable

                                    SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 9, 2001



                                          By:        /s/ Pantas Sutardja
                                             -----------------------------------
                                                        Pantas Sutardja